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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (ANNUAL FILING)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULES 13d-1(b), (c), AND (d)
           AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)<F1>


                             BUSINESS RESOURCE GROUP
                                (Name of Issuer)

                                     COMMON
                         (Title of Class of Securities)

                                    12329K 10 4
                                 (CUSIP Number)

                               December 31, 1999
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                         [   ]  Rule 13d-1(b)
                         [   ]  Rule 13d-1(c)
                         [ x ]  Rule 13d-1(d)

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[FN]
<F1>
       The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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
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CUSIP No. 12329K 10 4                  13G                     Page   2   of  7
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1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

RONDA LEE MCNAY
ENTER
ENTER

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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [   ]
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3      SEC USE ONLY

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4      CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES

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  NUMBER OF    |  5.  SOLE VOTING POWER:                              631,390
   SHARES      |
BENEFICIALLY   |  6.  SHARED VOTING POWER:                                  0
  OWNED BY     |
    EACH       |  7.  SOLE DISPOSITIVE POWER:                         631,390
  REPORTING    |
 PERSON WITH   |  8.  SHARED DISPOSITIVE POWER:                             0


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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 631,390


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10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                  [   ]
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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                 12.1%

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CUSIP No. 12329K 10 4                  13G                     Page   3   of  7
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12    TYPE OF REPORTING PERSON*

                                   IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!












































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CUSIP No. 12329K 10 4                  13G                     Page   4   of  7
                                                                     ---     ---

ITEM 1(a).   Name of Issuer:

             BUSINESS RESOURCE GROUP

ITEM 1(b).   Address of Issuer's Principal Executive Offices:

             2150 North First Street, Suite 101
             San Jose, CA  95131


ITEMS 2(a)   Name of Person Filing:

              Ronda Lee McNay

ITEMS 2(b)   Address of Principal Business Office or, if None, Residence:

             Same as Item 1(b)



ITEM 2(c).   Citizenship:

             United States



ITEM 2(d).   Title of Class of Securities:

             Common Stock

ITEM 2(e).   CUSIP Number:

               12329K 10 4



ITEM 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

             (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act,

             (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act,

             (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act,

             (d) [ ] Investment company registered under Section 8 of the Investment Company Act,

             (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
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CUSIP No. 12329K 10 4                  13G                     Page   5   of  7
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             (f) [ ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F),

             (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G),

             (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

             (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

             (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             If this statement is filed pursuant to Rule 13d-1(c), check this box.[ ]


Item 4.  Ownership

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

             (a) Amount beneficially owned:                   631,390

             (b) Percent of class:                              12.1%

             (c) Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote:       631,390

               (ii)  Shared power to vote or to direct the vote:           0

               (iii) Sole power to dispose or to direct the
                      disposition of:                                631,390

               (iv)  Shared power to dispose or to direct the
                      disposition of:                                      0


Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable







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CUSIP No. 12329K 10 4                  13G                     Page   6   of  7
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Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable





Item 7. Identification and Classification of the Subsidiary Which Acquired the Securities Being Reported by the Parent Holding Company.

         Not applicable

Item 8.  Identification and Classification of Members of a Group.

         Not applicable

Item 9.  Notice of Dissolution of Group.

         Not applicable






























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CUSIP No. 12329K 10 4                  13G                     Page   7   of  7
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Item 10.  Certification

         Not applicable



                                   Signature
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:    February 9, 2000


Signatures:   /s/   Ronda Lee McNay


Name/Title:    Ronda Lee McNay


       The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and title of each person who signs the statement shall be typed or printed beneath his signature.

       Note: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7 (b) for other parties to whom copies are to be sent.

       Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001).